Exhibit 10.2

Amendment No. 2
To Employment Agreement

This Amendment No. 2 ("Amendment") to the Employment Agreement (“Agreement”) is made as of September 12, 2011 ("Amendment Effective Date") by and between Global Telecom & Technology, Inc. (“Company”) and Richard D. Calder, Jr. (“Executive”).

A.	Company and Executive entered into the Agreement on May 7, 2007 and as amended by Amendment No. 1.
B.	Company and Executive desire to amend the Agreement in accordance with the terms of this Amendment.

Accordingly, the parties, intending to be legally bound, hereby agree as follows:

1.  A new Section 10 is hereby added to the Agreement to read as follows:

10.  Section 409A  The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.

(a)	Any payment subject to Section 409A that is triggered by a termination from employment shall be triggered by a “separation from service,” as defined in the regulations issued under Section 409A.

(b)
If the Executive is a “specified employee” within the meaning of the Section 409A at the time of the Executive’s “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to the Executive under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the later of March 8, 2013 or the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the date as of which Executive is treated as having incurred a separation from service for purposes of Section 409A.

(c)	All expenses eligible for reimbursement hereunder that are taxable to the Executive shall be paid to the Executive no earlier than in the seventh month after separation from service and no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be effective as of the Amendment Effective Date stated above.

GLOBAL TELECOM &
TECHNOLOGY, INC.

By:	/s/ Chris McKee	By:	/s/ Richard D. Calder, Jr.
Richard D. Calder, Jr.
Print Name:	Chris McKee

Print Title:	General Counsel